Exhibit 99

MAYVILLE ENGINEERING COMPANY, INC. ANNOUNCES

FIRST QUARTER 2022 RESULTS

Effective Execution Delivers Top and Bottom-Line Growth

Mayville, WI/May 3, 2022/Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading U.S.-based value added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket services, today announced results for the first quarter ended March 31, 2022.

First Quarter 2022 Highlights:

●	Net sales increased approximately 21% to $136.3 million as compared to prior year period
●	Recorded net income of $3.8 million, a 50% increase over the prior year period
●	Basic earnings per share increased $0.06 to $0.19 as compared to prior year period
●	Delivered Adjusted EBITDA of $14.8 million, up from $13.0 million for the same prior year period
●	Repurposing and growing Hazel Park, Michigan capacities for current customers underway
●	CEO Robert D. Kamphuis announced plans to retire on September 30, 2022
●	Company reiterates 2022 guidance

Robert D. Kamphuis, Chairman, President, and Chief Executive Officer noted, “We are proud to deliver significantly improved performance this quarter, despite the ongoing macroeconomic headwinds. We continue to execute effectively and manage through the ongoing supply chain constraints that are impacting many of our customers. We are also moving quickly to adapt, realign and grow our Hazel Park, Michigan capacity for current customers that are looking to expand their business with MEC.”

First Quarter Financial Results

Net sales were $136.3 million for the first quarter of 2022, as compared to $112.6 million for same prior year period.  The 21% increase was primarily driven by contractual raw material price pass-throughs to customers, commercial pricing increases, and improved volumes.

Manufacturing margins were $14.9 million for the first quarter of 2022, in line with the $14.8 million for the same prior year period.  The slight increase was driven by the impact of higher demand and commercial pricing, offset by Hazel Park transition costs of $1.9 million in the quarter.

Profit sharing, bonuses, and deferred compensation expenses were $2.6 million for the first quarter of 2022, a decrease from the $2.9 million recorded for the same prior year period. The $0.3 million decrease is primarily related to a decrease in deferred compensation expense offset by increases in expected annual discretionary retirement benefit contributions and bonus expense.

Other selling, general and administrative expenses were $5.7 million for the first quarter of 2022 as compared to $4.7 million for the same prior year period. The $1.0 million increase was principally attributable to higher consulting and professional fees, wages and benefits, information technology and travel and entertainment expenses.

Interest expense was $0.6 million for the first quarter of 2022 and $0.5 million for the same prior year period due to higher average borrowings.

Income tax expense was $1.2 million for the first quarter of 2022 and $1.0 million for the same prior year period.  Federal income tax expenses will be offset against our federal net operating loss carryforward of approximately $18.5 million until it is fully utilized.

Balance Sheet and Liquidity

Net debt was $86.8 million as of March 31, 2022, which is comprised of the outstanding balance on the Company’s revolver, finance lease liabilities, and equipment financing agreements.

The Company adopted the annual reporting guidance under ASC 842 Leases on January 1, 2022.  As a result, the Company has approximately $39.1 million in right-of-use assets, $4.7 million in current liabilities and $34.7 million in long term liabilities related to operating leases as of March 31, 2022.

Capital expenditures were in line with internal expectations at $13.0 million for the first quarter, as compared to $5.6 million in the same period of last year. The increase relates to ongoing investment in new technology and automation and repurposing of assets at the Company’s Hazel Park, Michigan facility, which is expected to continue throughout 2022.

During the quarter, the Company amended its credit agreement to expand its capital expenditure plans of up to $65.0 million during 2022 as it continues to invest in technology and automation to drive efficiency improvements and secure new business opportunities.

Outlook

The Company is reiterating its 2022 financial outlook provided earlier this year and continues to expect:

●	Net sales of between $480 million and $530 million,
●	Adjusted EBITDA between $58 million and $70 million.
●	This outlook assumes no revenues associated with the fitness customer.

In addition, the Company expects capital expenditures for 2022 to be in between $55 and $65 million, which will be focused primarily on investments in new technology and automation, adding equipment relating to new programs with existing customers, and the repurposing of assets at the new Hazel Park, Michigan facility.

Kamphuis commented, “While pandemic and supply chain disruptions persist, demand dynamics remain robust, and we anticipate our volumes will gradually improve as we move through the second half of 2022 and our customers’ supply chain challenges start to improve. We continue to expand our existing relationships and convert new business opportunities as companies look to avail themselves of our market leading operational expertise and unparalleled flexible production capabilities. Our future prospects remain bright with the low end of our 2022 outlook representing considerable projected growth over recent years’ results.”

Conference Call

The Company will host a conference call on Wednesday, May 4th, 2022 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live Internet webcast of the conference call, visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (844) 200-6205 within the United States, call (833) 950-0062 within Canada, or +1 (929) 526-1599 from outside the United States and Canada and please use the Access Code: 865776.

Forward Looking Statements

This press-release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: the  negative impacts the COVID-19 pandemic has had and will continue to have on our business, financial condition, cash flows,  results of operations and supply chain, including the supply chain issues encountered by our original equipment manufacturer customers, the current inflationary pressures on wages, benefits, components, and manufacturing supplies and future uncertain impacts; risks relating to developments in the industries in which our customers operate; risks related to scheduling production accurately and maximizing efficiency; failure to compete successfully in our markets; our ability to realize net sales represented by our awarded business; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to entering new markets; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; volatility in the prices or availability of raw materials critical to our business; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; our ability to successfully identify or integrate acquisitions; our ability to develop new and innovative processes and gain customer acceptance of such processes; risks related to our information technology systems and infrastructure; political and economic developments, including foreign trade relations and associated tariffs; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2021. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

About Mayville Engineering Company

Founded in 1945, MEC is a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction & access equipment, powersports, agriculture, military, and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 20 facilities, of which 19 are in operation, across seven states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated in a manner other than in accordance with U.S generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin.

EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before stock-based compensation, Hazel Park transition costs due to the fitness customer and impairment charges on long-lived assets specifically purchased to meet obligations under the agreement with our fitness customer. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income, or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA and Adjusted EBITDA Margin as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Our calculation of EBITDA, EBITDA Margin, Adjusted EBIDTA and Adjusted EBITDA Margin may not be comparable to the similarly named measures reported by other companies. Potential differences between our measures of EBITDA and Adjusted EBITDA compared to other similar companies’ measures of EBITDA and Adjusted EBITDA may include differences in capital structure and tax positions.

Please reference our reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to EBITDA and Adjusted EBITDA, and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Consolidated Balance Sheet

(in thousands, except share amounts)

(unaudited)

	March 31,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$120	$118
Receivables, net of allowances for doubtful accounts of $737 at March 31, 2022 and $631 at December 31, 2021	72,399	55,417
Inventories, net	72,300	70,157
Tooling in progress	5,196	3,950
Prepaid expenses and other current assets	3,188	2,924
Total current assets	153,203	132,566
Property, plant and equipment, net	124,363	120,746
Assets held for sale	2,788	—
Goodwill	71,535	71,535
Intangible assets, net	49,023	50,761
Operating lease assets	39,058	—
Other long-term assets	3,472	3,865
Total	443,442	379,473
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	59,826	50,119
Current portion of operating lease obligation	4,747	—
Accrued liabilities:
Salaries, wages, and payroll taxes	8,387	8,684
Profit sharing and bonus	2,787	5,289
Other current liabilities	13,039	13,280
Total current liabilities	88,786	77,372
Bank revolving credit notes	83,330	67,610
Operating lease obligation, less current maturities	34,697	—
Deferred compensation and long-term incentive, less current portion	21,913	25,117
Deferred income tax liability	9,536	8,641
Other long-term liabilities	2,096	2,462
Total liabilities	240,358	181,202
Commitments and contingencies
Common shares, no par value, 75,000,000 authorized, 21,614,018 shares issued at March 31, 2022 and 21,386,382 at December 31, 2021	—	—
Additional paid-in-capital	198,443	197,186
Retained earnings	11,369	7,547
Treasury shares at cost, 1,112,502 shares at March 31, 2022 and 1,050,448 at December 31, 2021	(6,728)	(6,462)
Total shareholders’ equity	203,084	198,271
Total	$443,442	$379,473

Mayville Engineering Company, Inc.

Consolidated Statement of Net Income

(in thousands, except share amounts and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2022	2021
Net sales	$136,252	$112,620
Cost of sales	121,370	97,844
Amortization of intangible assets	1,738	2,677
Profit sharing, bonuses, and deferred compensation	2,548	2,865
Employee stock ownership plan expense	490	473
Other selling, general and administrative expenses	5,725	4,695
Impairment of long-lived assets and gain on contracts	(1,183)	—
Income from operations	5,564	4,066
Interest expense	(567)	(532)
Income before taxes	4,997	3,534
Income tax expense	1,175	989
Net income and comprehensive income	$3,822	$2,545

Earnings per share:
Basic	$0.19	$0.13
Diluted	$0.19	$0.12

Weighted average shares outstanding:
Basic	20,398,933	20,177,900
Diluted	20,549,326	20,667,684

Mayville Engineering Company, Inc.

Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,822	$2,545
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	5,468	5,074
Amortization	1,738	2,677
Allowance for doubtful accounts	106	49
Inventory excess and obsolescence reserve	174	(405)
Stock-based compensation expense	1,257	1,200
Loss (gain) on disposal of property, plant and equipment	(62)	84
Impairment of long-lived assets and gain on contracts	(1,183)	—
Deferred compensation and long-term incentive	(2,176)	(490)
Non-cash lease expense	1,266	—
Other non-cash adjustments	77	66
Changes in operating assets and liabilities – net of effects of acquisition:
Accounts receivable	(17,088)	(14,560)
Inventories	(2,317)	(4,191)
Tooling in progress	(1,246)	325
Prepaids and other current assets	(216)	475
Accounts payable	10,526	7,722
Deferred income taxes	1,155	738
Operating lease obligations	(1,160)	—
Accrued liabilities, excluding long-term incentive	(566)	2,885
Net cash provided by (used in) operating activities	(425)	4,194
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(12,979)	(5,559)
Proceeds from sale of property, plant and equipment	359	304
Net cash used in investing activities	(12,620)	(5,255)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	118,156	71,604
Payments on bank revolving credit notes	(102,436)	(70,386)
Repayments of other long-term debt	(272)	—
Purchase of treasury stock	(2,323)	—
Payments on finance leases	(78)	(154)
Net cash provided by financing activities	13,047	1,064
Net increase in cash and cash equivalents	2	3
Cash and cash equivalents, beginning of year	118	121
Cash and cash equivalents, end of year	$120	$124

Mayville Engineering Company, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2022	2021
Net income	$3,822	$2,545
Interest expense	567	532
Provision for income taxes	1,175	989
Depreciation and amortization	7,207	7,751
EBITDA	12,771	11,817
Hazel Park transition costs due to fitness customer	1,927	—
Stock based compensation expense	1,257	1,200
Impairment of long-lived assets and gain on contracts	(1,183)	—
Adjusted EBITDA	$14,772	$13,017
Net sales	$136,252	$112,620
EBITDA Margin	9.4%	10.5%
Adjusted EBITDA Margin	10.8%	11.6%